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                                                                  EXHIBIT (A)(3)

                   LETTER OF TRANSMITTAL/ELECTION TO EXCHANGE

To:    Engage, Inc.
       100 Brickstone Square, 2nd Floor
       Andover, MA 01810
       Attention: General Counsel
       Telephone: (978) 247-5343
       Fax: (978) 684-3141


From: [EMPLOYEE'S NAME]

      I have received and read the offer to exchange, dated January 6, 2003, including Annex A thereto (the "Offer to Exchange"), and this Letter of Transmittal/Election to Exchange form (the "Election Form" which, together with the Offer to Exchange, as each may be amended from time to time, constitutes the "Offer"). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Offer to Exchange.

      Subject to the terms and conditions of the Offer, I understand that I may elect to exchange my "eligible options" identified on Schedule A to this Election Form, for an equal number of restricted shares of Engage common stock, with any fractional option share interests eliminated. I understand that if I elect to exchange any eligible options, I must exchange all of my outstanding eligible options.

      By executing and delivering this Election Form, I acknowledge and agree that:

      - Engage's acceptance of the eligible options I have elected to exchange pursuant to the Offer (the "Tendered Options") will constitute a binding agreement between Engage and me upon the terms and subject to the conditions of the Offer. Upon Engage's acceptance of the Tendered Options, (1) all such Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of such cancelled Tendered Options and (2) all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of such terminated option agreements.

      - Under the circumstances set forth in the Offer to Exchange, Engage may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In such event, the Tendered Options will not be accepted and such options and the option agreements related thereto will remain in effect and unchanged.

      - The restricted stock issued to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations, and will vest in accordance with the vesting schedule, set forth in the restricted stock award attached as Annex A to the Offer to Exchange (the "Restricted Stock Award"); if I cease to be an employee of Engage or one of its subsidiaries prior to the final vesting date of the restricted stock, other than by reason of my death or "disability" (as defined in the Restricted Stock Award), and all or some of the restricted stock I receive in the exchange remains unvested on such date, then I will forfeit such unvested restricted stock.

      - On each vesting date on which a withholding tax is to be determined, I will pay Engage an amount necessary to satisfy the amount of taxes required to be withheld unless I have duly executed and timely filed a Section 83(b) Tax Election Form with the Internal Revenue Service, in which case I will pay all required withholding taxes at the time of such election. Engage will be entitled to withhold all vested shares of restricted stock until withholding taxes are paid in full.

      - In order to receive restricted stock in the exchange, I must hold eligible options and be a U.S. employee (as described in the Offer to Exchange) from the date I elect to exchange eligible options through the date of Engage's acceptance of the Tendered Options.
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      -     Engage has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

      I hereby elect to exchange all outstanding eligible options held in accordance with the Offer. Please process the options tendered as indicated on Schedule A hereto, under the terms and conditions of the Offer.

      Subject to, and effective upon, Engage's acceptance of the Tendered Options in accordance with the terms and conditions of this Offer, I hereby sell, assign and transfer to Engage Inc., a Delaware corporation, all right, title and interest in and to the Tendered Options indicated above to purchase shares of common stock of Engage, and I irrevocably constitute and appoint Engage my attorney to withhold and/or transfer to Engage for cancellation shares of restricted stock upon forfeiture of such shares by me in accordance with the terms of the Restricted Stock Award, with full power of substitution in the premises. All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

      By signing and returning the Election Form, I represent and warrant to Engage that:

      - I have full power and authority to elect to exchange the Tendered Options and that, when and to the extent such Tendered Options are accepted for exchange by Engage, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such Tendered Options will not be subject to any adverse claims; and

      - upon request, I will execute and deliver any additional documents deemed by Engage to be necessary or desirable to complete the exchange of my Tendered Options.


                                          ______________________________________
                                          Name:

Date:_____________, 2003





      When you have completed, signed and dated this Election Form, return it to the following address or fax number no later than the Expiration Date:

                              ENGAGE, INC.
                              100 BRICKSTONE SQUARE, 2ND FLOOR
                              ANDOVER, MA 01810
                              ATTENTION: GENERAL COUNSEL
                              TELEPHONE: (978) 247-5343
                              FAX: (978) 684-3141
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                                INSTRUCTIONS FOR
                   LETTER OF TRANSMITTAL/ELECTION TO EXCHANGE
              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

      1. Delivery of Election Form. You must deliver a properly completed and duly executed original of the Election Form, with respect to all eligible options, to Engage, Inc. at the address set forth on the Election Form or by facsimile at (978) 684-3141 on or before 5:00 p.m., Eastern time, on February 4, 2003 (the "Expiration Date"). You must submit your Election Form by facsimile, mail or personal or courier delivery. No other methods of delivery will be accepted.

      THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENT IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED EFFECTIVE ONLY WHEN ACTUALLY RECEIVED BY ENGAGE. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE PLAN TO SEND YOU AN E-MAIL WITHIN TWO BUSINESS DAYS, ACKNOWLEDGING OUR RECEIPT OF YOUR ELECTION FORM.

      You may withdraw the eligible options you have elected to exchange pursuant to the Offer at any time prior to the Expiration Date. If we extend the Offer beyond that time, you may withdraw your eligible options at any time until the extended expiration of the Offer. To withdraw eligible options you must execute and deliver a written Notice of Withdrawal to Engage while you still have the right to withdraw the elected eligible options. You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the Expiration Date by following the procedures described above and in the Offer to Exchange.

      Engage will not accept any alternative, conditional or contingent elections. By execution of this Election Form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the Offer to Exchange.

      2. Election to Exchange. If you elect to exchange any of your eligible options pursuant to the Offer, you must exchange ALL of your eligible options.

      3. Signatures on Election to Exchange. The Election Form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration or any change whatsoever. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary capacity, such person should so indicate when signing and submit proper evidence with the Election Form of the authority of such person to so act.

      4. Requests for Assistance or Additional Copies. Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange, this Election Form or the Notice of Withdrawal to our General Counsel by e-mail at dcarroll@engage.com or telephone at (978) 247-5343.

      5. Irregularities. Engage will determine, in its sole discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Engage's determination of these matters will be final and binding on all parties. Engage may reject any Election Form or tendered options to the extent that it determines they were not properly executed, completed or delivered or to the extent that Engage determines it is unlawful to accept the Tendered Options. As described in Section 6 of the Offer to Exchange, Engage will make a decision to either accept all of the properly tendered options or to reject them all on the business day after the Offer expires. Engage, in its sole discretion, may waive any of the conditions to the Offer or any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be deemed to be properly tendered until all defects or irregularities
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have been cured by the option holder tendering the options or waived by Engage.
Neither Engage nor any other person is obligated to give notice of receipt of any Election Form or for any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

      6. Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information. We advise you to consult with your tax advisor with respect to the tax consequences of electing to exchange your eligible options pursuant to the Offer.
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                                                                      SCHEDULE A

                          SCHEDULE OF ELIGIBLE OPTIONS



DATE OF GRANT                 NUMBER OF OPTIONS             EXERCISE PRICE
-------------                 -----------------             --------------